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                                                                Exhibit 99.2L.1

                      Vedder, Price, Kaufman & Kammholz
                            222 N. Lasalle Street
                           Chicago, Illinois 60601

                                        September __, 1997

Nuveen Premium Income Municipal Fund, Inc.
333 West Wacker Drive
Chicago, IL 60606

        RE:     NUVEEN PREMIUM INCOME MUNICIPAL FUND, INC.
                REGISTRATION STATEMENT ON FORM N-2
                (REGISTRATION NOS. 333-33651 AND 811-5570)
                -----------------------------------------

Ladies and Gentlemen:

        We are acting as counsel for Nuveen Premium Income Municipal Fund, Inc. (the "Fund"), in connection with the Fund's filing of a registration statement on Form N-2 (the "Registration Statement") with the Securities and Exchange Commission covering the registration of 1,000 authorized but unissued shares of Municipal Auction Rate Cumulative Preferred Stock, of each Series M, T, W, TH & F, $.01 par value per share, with a liquidation preference of $25,000 per share, of the Fund (the "MuniPreferred"). In that capacity, we have examined such corporate records, certificates and other documents, and have made such other factual and legal investigations as we have deemed necessary and appropriate for the purposes of this opinion. Insofar as this opinion pertains to matters governed by the laws of the State of Minnesota, we are relying with your consent, upon the opinion of Dorsey & Whitney dated September 18, 1997, which opinion is satisfactory in substance and form to us.

        Based upon the foregoing, it is our opinion that:

        (1) The Fund is validly existing as a corporation in good standing under the laws of the State of Minnesota.

        (2) The MuniPreferred, when issued and delivered by the Fund pursuant to and upon satisfaction of the conditions in, the Purchase Agreement against payment of the consideration set forth therein, will be legally issued, fully paid and non-assessable.

        We hereby consent to the filing of this opinion as Exhibit 1.1 to the Registration Statement and to the reference to us under the caption "Legal Opinions" in the prospectus contained in the Registration Statement.


                                        Very truly yours,

                                        VEDDER, PRICE, KAUFMAN &KAMMHOLZ

DAS/RJM